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                                                                    EXHIBIT 99.1

                                (QUESTCOR LOGO)

FOR IMMEDIATE RELEASE

COMPANY CONTACT:                                  INVESTORS AND MEDIA:
Questcor Pharmaceuticals, Inc.                    Questcor Pharmaceuticals, Inc.
Charles J. Casamento                              Timothy E. Morris, CFO
Chairman, President & CEO                         510.400.0700
510.400.0700

             QUESTCOR ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

UNION CITY, CA, MAY 15, 2003. Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reports financial results for the quarter ended March 31, 2003. Questcor is a specialty pharmaceutical company that markets and sells brand name prescription drugs and ethically promoted healthcare products.

QUARTER ENDED MARCH 31, 2003, FINANCIAL RESULTS

During the first quarter of 2003, Questcor reported total revenues of $2,621,000 and a net loss available to common stockholders of $3,238,000 or $0.08 per share as compared with total revenues of $3,854,000 and a net loss available to common stockholders of $332,000 or $0.01 per share for the first quarter of 2002. In the first quarter of 2003, Questcor recorded dividends of $1,468,000. These dividends were comprised of a non-cash deemed dividend related to the beneficial conversion feature of the Series B Preferred Stock amounting to $1,301,000 and a quarterly cash dividend on the Series B Preferred Stock of $167,000. These dividends contributed $0.03 per share to the net loss available to common stockholders. Net loss before these dividends was $1,770,000 or $0.05 per share for the first quarter of 2003. There were no such dividends in 2002.

Net product sales for the first quarter of 2003 were $2,362,000, compared with net product sales of $3,806,000 for the first quarter of last year. The decrease in product revenues during the first quarter of 2003 was due to several factors. In the first quarter of 2003, as a result of the relatively short dating of HP Acthar(R) Gel ("Acthar") in Questcor's inventories and at the wholesale level, Questcor briefly limited Acthar shipments to critical care and emergency situations only. On November 4, 2002, Questcor received approval from the FDA to extend the expiration date on Acthar to 18 months from 12 months. A new batch of Acthar, with January 2004 extended dating, was released to customers beginning February 24, 2003.

In addition, during the quarter ended March 31, 2003, Questcor replaced expired vials at no cost for the Acthar that expired in November 2002 and plans to do so again for the next two Acthar batches that expire in May 2003 and January 2004, respectively. Questcor believes the shipment of replacement product may have displaced sales in the first quarter of 2003 and the replacement of product expiring in May 2003, January 2004 and future expiring product may displace future quarter sales, although the extent of this displacement is not ascertainable at this time.
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Questcor reviewed the external demand data for Acthar for the first quarter and noted an increase in the monthly demand in March as compared to February, which leads it to believe at this time that the impact of the restricted shipping of short-dated product may be limited to the first quarter of 2003.

The first quarter revenue comparison was also impacted by the $742,000 of products sold in the first quarter of 2002 resulting from the fulfillment of backorders incurred during the fourth quarter of 2001 for Acthar and Ethamolin. After deducting the effect of the shipment of these backorders, net product sales in the first quarter of 2002 would have been $3,064,000. Net of the impact of these backorders, the decrease in quarter over quarter product sales was $702,000 or 23%.

Since Acthar's reintroduction in September 2002, Questcor's promotion efforts for Acthar have focused on infantile spasm, which it estimates occurs in as many as 3,000 children annually in the United States. Starting in May 2003, Questcor initiated a nationwide promotion campaign for the use of Acthar to treat the flares associated with multiple sclerosis ("MS"). Questcor estimates that 160,000 MS flares are treated per year. The cost of a course of treatment of these MS flares with Acthar would be approximately $1,700. The current drug of choice to treat these MS flares is an intravenous infusion of methylprednisolone. A recent historical review of clinical trials using Acthar injection to treat MS flares, including studies that compare Acthar injection and intravenous methylprednisolone, shows that Acthar is more effective in treating MS flares. Since Acthar is administered via an intramuscular injection, it can be self-administered by patients, thus avoiding the need to go to the doctor's office or hospital for an intravenous infusion that could last several hours. In most cases, Acthar for MS flares is reimbursed by the major health care insurers. Since the promotion efforts for Acthar to treat MS flares have just started, Questcor will not be able to determine the impact of these efforts on Acthar revenues until late 2003. In addition, on April 28, 2003, Questcor implemented an immediate 9.8% price increase for Acthar.

Also contributing to the overall decline in product sales was the decrease in Ethamolin shipments in the first quarter of 2003 as compared with the first quarter of 2002 due to the continued impact of previously reported advance buying by wholesalers in the summer of 2002 in anticipation of a price increase and the shipments of backorders during the first quarter of 2002. After reviewing the buying patterns of its wholesalers and implementing an improved inventory monitoring system, Questcor believes that the impact of this buying on the sales of Ethamolin may continue in 2003. In addition, data obtained from external sources indicates that the demand for Ethamolin may be decreasing. On April 1, 2003, Questcor implemented a 13% price increase for Ethamolin to help offset potential decreases in demand.

In order to move closer to its goal of profitability, Questcor has implemented a number of cost reduction and cost containment measures in the second quarter. The specific steps undertaken on its path to profitability include:

      - Outsourcing the warehousing and shipping functions currently performed at its Carlsbad facility

      -     Outsourcing the quality control studies to third party vendors

      -     Reduction of specific general and administrative expenses
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      -     Workforce rationalization of 12% which involves the elimination of positions as certain of the above-mentioned functions are outsourced

Beginning in 2004, these changes are expected to lead to savings of several hundred thousands of dollars per year. These changes may facilitate the addition of future new products without significant increases to overhead.

"We weren't pleased with the first quarter performance and with a longer term view have taken steps to strengthen our distribution system and simplify our operations. We are focusing our activities on our core competency of selling and marketing products; for example, the new program to build awareness for the use of Acthar to treat MS flares has strong potential. We've initiated several cost-cutting measures during the second quarter to enhance our profitability potential as the year progresses. We are firmly committed to reaching profitability and continue to explore other operational efficiencies to attain this goal," commented Charles J. Casamento, Chairman, President and CEO of Questcor. "We believe our cash, cash equivalents, and short-term investments of $14.9 million as of March 31, 2003, coupled with streamlined operations and our focus on executing our plan, prepare us to take advantage of opportunistic product acquisitions."

Questcor will be hosting a conference call to coincide with the release of its first quarter results on Thursday, May 15, 2003 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate:
800-299-7089 (domestic) or 617-801-9714 (international) and use Participant Passcode 57563210. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.

This call is being webcast by CCBN and can be accessed at Questcor's web site at www.questcor.com. The webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com).

A telephonic replay of this call will be available from 1:00 p.m. Eastern Time on Thursday, May 15, 2003 through 11:59 p.m., Eastern Time on Thursday, May 22, 2003. Please call 888-286-8010 (domestic) or 617-801-6888 (international) and use Passcode 82745665.

About Questcor

Questcor Pharmaceuticals, Inc. is a specialty pharmaceutical company that markets and sells brand name pharmaceutical and ethically promoted healthcare products. Questcor currently markets five products in the U.S.: HP Acthar(R) Gel, an injectable drug that is commonly used in treating patients with infantile spasm and is approved for the treatment of certain CNS disorders with an inflammatory component including the treatment of flares associated with Multiple Sclerosis; Ethamolin(R), an injectable drug used to treat enlarged weakened blood vessels at the entrance to the stomach that have recently bled, known as esophageal varices; Glofil(R)-125 and Inulin in Sodium Chloride, which are both injectable agents that assess how well the kidney is working by measuring glomerular filtration rate, or kidney function; and VSL#3(TM), a patented probiotic marketed as a dietary supplement, to promote normal gastrointestinal (GI) function. As part of a strategy to develop its products globally, Questcor has entered into 33 contractual
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relationships with public and private companies including: Ahn-Gook
Pharmaceuticals of Korea; Aventis Pharmaceuticals Inc. of Bridgewater, NJ; Beacon Pharmaceuticals, Ltd. of Tunbridge Wells, Kent, United Kingdom; CSC Pharmaceuticals Handels GmbH of Vienna, Austria; Dainippon Pharmaceutical Co. Ltd., of Osaka, Japan; Orphan Australia of Melbourne, Australia; Rigel, Inc. of South San Francisco, CA; Tularik, Inc. of South San Francisco, CA and VSL Pharmaceuticals of Ft. Lauderdale, FL.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor's results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor's ability to accurately forecast the demand for each of their products, the gross margins achieved from the sale of those products, the sell through by Questcor's distributors, the inventories carried by Questcor's distributors, and the expenses and other cash needs for the upcoming periods, Questcor's ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor's need for additional funding, uncertainties regarding Questcor's intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor's report on Form 10-K for the calendar year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor's prospects and future financial performance.

The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table to follow on next page.
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                         Questcor Pharmaceuticals, Inc.
                 Selected Consolidated Balance Sheet Information
                                 (In thousands)

                                                                                                        MARCH 31,
                                                                                                          2003          DECEMBER 31,
                                                                                                       (UNAUDITED)         2002
                                                                                                       -----------         ----
Cash, cash equivalents and short-term investments                                                        $14,935          $ 7,506
Working capital                                                                                           14,655            7,018
Total assets                                                                                              20,760           12,766
Long-term debt (including $4 million face value convertible debentures, net of deemed discount)            3,031            2,908
Preferred stock, subject to redemption                                                                     5,081            5,081
Stockholders' equity                                                                                       8,011              496

                         Questcor Pharmaceuticals, Inc.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)
                               THREE MONTHS ENDED

                                                                                                         THREE MONTHS ENDED
                                                                                                 ----------------------------------
                                                                                                 MARCH 31, 2003      MARCH 31, 2002
                                                                                                 --------------      --------------
Revenues:
    Net product sales .......................................................................       $  2,362           $  3,806
    Contract research and grant revenue .....................................................              9                 45
    Technology revenue ......................................................................            250                 --
    Royalty revenue .........................................................................             --                  3
                                                                                                    --------           --------
          Total revenues ....................................................................          2,621              3,854
Operating costs and expenses:
    Cost of product sales ...................................................................            675                634
    Sales and marketing .....................................................................          1,485              1,375
    General and administrative ..............................................................          1,318              1,531
    Research and development ................................................................            611                428
    Depreciation and amortization ...........................................................            169                344
                                                                                                    --------           --------
          Total operating costs and expenses ................................................          4,258              4,312
                                                                                                    --------           --------
Loss from operations ........................................................................         (1,637)              (458)
Non-cash amortization of deemed discount on convertible debentures ..........................           (131)               (44)
Interest income, net ........................................................................              4                 27
Other income (expense), net .................................................................            (77)                71
Rental income, net ..........................................................................             71                 72
                                                                                                    --------           --------
Net loss ....................................................................................       $ (1,770)          $   (332)
Non-cash deemed dividend related to beneficial conversion feature of Series B preferred stock          1,301                 --
Dividends on Series B preferred stock .......................................................            167                 --
                                                                                                    --------           --------
Net loss available to common stockholders ...................................................       $ (3,238)          $   (332)
                                                                                                    ========           ========
Basic and diluted net loss per share available to common stockholders .......................       $  (0.08)          $  (0.01)
                                                                                                    ========           ========
Weighted average shares of common stock outstanding .........................................         38,677             37,843
                                                                                                    ========           ========